Exhibit 5.2

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

December 23, 2021

Allena Pharmaceuticals, Inc.

One Newton Executive Park, Suite 202

Newton, Massachusetts 02462

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-255837) (the “Registration Statement”) filed on May 6, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Allena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to $200,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on May 12, 2021. Reference is made to our opinion letter dated May 6, 2021 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 23, 2021 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 10,678,872 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon exercise of certain warrants (the “Warrants”) covered by the Registration Statement. The Warrants were sold to the several purchasers named in, and pursuant to, a securities purchase agreement between the Company and such purchasers dated July 13, 2021 pursuant to a Registration Statement on Form S-3 (File No. 333-228656) (the “Expiring Registration Statement”), which was declared effective by the Commission on December 26, 2018. In accordance with Rule 415(a)(5) promulgated under the Securities Act the Company’s ability to make offers or sales using the Expiring Registration Statement will expire on December 26, 2021.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Warrant Shares, which is incorporated by reference in the Registration Statement. We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Allena Pharmaceuticals, Inc.

December 23, 2021

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP